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                                                                 Exhibit (a)(iv)


                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                               5 Cambridge Center
                                    9th Floor
                         Cambridge, Massachusetts 02142

                                January 27, 2000

To the Limited Partners of
WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP:

Enclosed is a copy of the Partnership's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999.

We have received numerous calls recently regarding the two offers currently outstanding for your units in the Partnership asking whether there is a limitation on the total number of units that the general partner will permit to be transferred in these offers. In order to avoid potential adverse tax consequences to limited partners, the Partnership Agreement limits the number of transfers that can be made in any twelve month period. Accordingly, based on the number of prior transfers which have occurred during the past twelve months, we will only process a maximum of 1,589.5 Units in the two offers..

Questions concerning services for your investment, including those related to tax reporting information, transfers and address changes should be directed to ReSource/Phoenix, the Partnership's investor service representative at (415) 460-6497. Should you have questions regarding property performance or information included in this letter, please contact Beverly L. Bergman of Winthrop's Investor Relations Department at (617) 234-3007.

                           Winthrop Financial Associates, A Limited
                           Partnership